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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                   Contact: Mark H. Johnson
                                                           Treasurer,Director of
                                                   Investor Relations, Secretary
                                                                    ir@z-tel.com
                                                                  (813) 233-4502


                            Z-TEL TECHNOLOGIES, INC.
                        ADOPTS A STOCKHOLDER RIGHTS PLAN

         Tampa, Florida -- February 21, 2001 -- Z-Tel Technologies Inc. announced that its Board of Directors has adopted a stockholder rights plan.

         D. Gregory Smith, Chairman and Chief Executive Officer said, "The rights are intended to enable all of the company's stockholders to realize the long-term value of their investment in Z-Tel Technologies. The rights plan was not adopted in response to a specific threat to the company, but rather to guard against potential partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of Z-Tel. The rights are designed to assure that all of the company's stockholders receive fair and equal treatment in the event of any proposed takeover of Z-Tel Technologies."

         On February 19, 2001, the Board of Directors adopted the rights plan and declared a distribution of one preferred stock purchase right for each outstanding share of Z-Tel Technologies common stock (and a corresponding number of rights to the holders of Z-Tel Technologies Series D Preferred Stock and Series E Preferred Stock based on the conversion ratios of those convertible preferred securities), issuable on March 7, 2001, to each stockholder of record on March 7, 2001. Initially, the preferred stock purchase rights will not be exercisable and will trade with shares of Z-Tel's common stock or convertible preferred stock, as the case may be. The rights distribution is not taxable to stockholders. Under the Rights Plan, subject to certain exceptions, the rights generally become exercisable if a person becomes an "acquiring person" by acquiring 15% or more of the outstanding Z-Tel Technologies common stock or if a


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person commences a tender offer that would result in that person owning 15% or more of the outstanding Z-Tel Technologies common stock.

         Details of the Rights Plan will be outlined in a letter to be mailed to all stockholders of the Company prior to the record date.

         Z-Tel is a provider of advanced, integrated telecommunications services targeted to residential subscribers. Z-Tel offers local and long distance telephone services in combination with enhanced communication features accessible through the telephone or the Internet.

         This press release may contain forward-looking statements that reflect the Company's intentions, expectations or beliefs concerning future events. Factors currently known to management that could cause actual results to differ materially from those set forth in such forward-looking statements include general economic considerations, the Company's limited operating history and cumulative losses, potential software failures and errors, potential network and interconnection failure, dependence on local exchange carriers, dependence on third party vendors, dependence on key personnel, legal uncertainties and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.



ABOUT Z-TEL TECHNOLOGIES, INC.(TM)

         Z-Tel Technologies, Inc. provides consumers bundled local and long distance telephone services, combined with enhanced, Internet-based communications features that enable them to manage all of their voice communications needs. Z-Tel makes its primary service, "Z-Line Home Edition(TM)", available to over fifty percent of the U.S. population by leveraging the Unbundled Network Elements (UNE) of the Regional Bell Operating Companies (RBOC's). Z-Tel had approximately 340,000 active customers at the end of 2000. For more information about this innovative new service or about Z-Tel, please visit the Company's web site at www.z-tel.com.


Z-Tel Technologies, Inc. is a trademark, and Z-Tel is a registered trademark, of Z-Tel Technologies, Inc.
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